LEASE AGREEMENT

This Lease Agreement ("Lease") is dated as of the ___ day of _______________, 2002, is by and between The J.M. Ney Company, a Delaware corporation, having an address of 2 Douglas Street, Ney Industrial Park, Bloomfield, CT 06002 (the "Landlord"), and Deringer Mfg. Company, an Illinois corporation having an address of 1250 Town Line Road, Mundelein, IL 60060 (the "Tenant"), and evidences the agreement of Landlord and Tenant.

WHEREAS, Landlord, Tenant and certain other parties are parties to that certain Asset Purchase Agreement dated as of November 8, 2001 (the APurchase Agreement@), pursuant to which Tenant, as purchaser under the Purchase Agreement, will acquire certain of the assets of the Landlord, as seller under the Purchase Agreement, all as more particularly set forth in the Purchase Agreement; and

WHEREAS, Landlord and Tenant desire to enter into this Lease in connection with the consummation of the transactions specified in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Lease, and other good an valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. PREMISES

1.1  Identification of Premises. Landlord for and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be paid, kept and performed, has demised and leased, and by these presents, does demise and lease, unto Tenant and Tenant does hereby take and hire, upon and subject to the covenants and conditions hereinafter expressed which Tenant agrees to keep and perform, the real property legally described on Exhibit "A" attached hereto, commonly known as 2 Douglas Street, Ney Industrial Park, Bloomfield, CT 06002 (the "Real Estate"), together with the building located thereon and all other improvements that are part of the building and all such fixtures, machinery, and equipment owned by Landlord and used in connection with the occupancy and operation of such building and other improvements (hereinafter referred to as the "Premises"), subject, however, to the following, if any: encumbrances, covenants, conditions, restrictions, easements, and rights-of-way, whether or not of record, and other matters of record, and to such matters as may be disclosed by inspection or survey. This Lease is intended by the parties to be a net/net/net lease, and to the extent of any uncertainty, ambiguity or vagueness that arises with respect to the interpretation or meaning of any of the provisions of the Lease, such uncertainty, ambiguity or vagueness shall be resolved in favor of the parties= desire for this Lease to be a net/net/net lease.

2. TERM

2.1  Term. Landlord demises and leases the Premises to Tenant and Tenant takes and hires the Premises for an initial term of eight (8) years, commencing on ____________ ___, 2002 (the ACommencement Date@), and expiring on ____________ ____, 2010, unless this Lease shall be sooner terminated as hereinafter provided.

2.2  Definition of "Term". As used in this Lease, the words "term of this Lease" or "the term" in reference to the duration of this Lease shall include the initial term, and any extensions or renewals thereof, unless the context clearly provides otherwise.

3. BASIC RENT

3.1  During Term. Tenant shall pay to Landlord at Andersen Group, Inc., 515 Madison Avenue, Suite 2600, New York, NY 10022 (or at such other place as Landlord may direct by written notice to Tenant), a total basic rental (hereinafter referred to as the "basic rent") which shall be paid monthly, in advance, commencing on the first day of every calendar month during the term of this Lease, in the amounts set forth in the following Schedule of Basic Rent Payments:

SCHEDULE OF BASIC RENT PAYMENTS

MONTH OF LEASE TERM	MONTHLY BASIC RENT	ANNUAL BASIC RENT
_______ __, 2002 through ______ __, 2003	$ 24,166.67	$ 290,000.00
_______ __, 2003 through ______ __, 2004	$ 24,650.00	$ 295,800.00
_______ __, 2004 through ______ __, 2005	$ 25,133.33	$ 301,600.00
_______ __, 2005 through ______ __, 2006	$ 25,616.67	$ 307,400.00
_______ __, 2006 through ______ __, 2007	$ 26,100.00	$ 313,200.00
_______ __, 2007 through ______ __, 2008	$ 26,583.33	$ 319,000.00
_______ __, 2008 through ______ __, 2009	$ 27,066.67	$ 324,800.00
_______ __, 2009 through ______ __, 2010	$ 27,550.00	$ 330,600.00

3.2  Partial Months. If the term of this Lease shall commence other than on the first day of a month, or if the term of this Lease shall end other than on the last day of a month, the basic rent for such month shall be prorated at the then current monthly basic rent and shall be payable (in the case of the commencement of the term, upon delivery of a signed Lease to Landlord).

3.3  No Set-Off. Tenant covenants to pay without notice or demand and without deduction or set-off for any reason whatsoever except as may be otherwise herein specifically provided, the basic rent and all other sums which under any provision of this Lease become additional rent or any other charge hereunder, at the times and in the manner in this Lease provided.

3.4  Late Payment Charge. If Tenant fails to make any payment within seven (7) days of the date such payment is due, Tenant shall, in addition to making such delinquent payment, pay to Landlord a sum equal to three percent (3%) of each such delinquent payment.

4. ADDITIONAL RENT

4.1  Impositions. Tenant agrees to pay to the appropriate taxing authority, as additional rent for the Premises, all real estate taxes, assessments, water and sewer rates and charges, and other governmental charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever, including but not limited to assessments for public improvements or benefits (all of which real estate taxes, assessments, water rates and sewer rates and charges, and other governmental charges are hereinafter referred to as "Impositions"), that are assessed, levied, confirmed, imposed, or incurred with respect to the Real Estate during the term of this Lease, regardless of when such Impositions are payable.

4.2  Proration for Lease Years Not Coinciding With Tax Years. Any Imposition relating to a fiscal period of the taxing authority, a part of which period is included within the term of this Lease and a part of which is included in a period of time either before the Commencement Date or after the expiration of this Lease, whether or not such Imposition shall be assessed, levied, confirmed, imposed, or incurred or become a lien upon the Premises, or shall become payable, during the term of this Lease, shall be adjusted as between Landlord and Tenant, so that Landlord shall pay that proportion of such Imposition which that part of such fiscal period included in the period of time either before the commencement or after the termination of this Lease bears to such fiscal period and Tenant shall pay the remainder thereof. With respect to any Imposition for public improvements or benefits which by law is payable, or at the option of the taxpayer may be paid, in installments, Landlord shall pay the installments thereof that become due and payable subsequent to the termination of this Lease, and Tenant shall pay to Landlord those installments that become due and payable during the term of this Lease.

4.3  Other Taxes. Should the State of Connecticut, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Premises (a) impose a tax, assessment, charge or fee, or increase a then existing tax, assessment, charge or fee, which Landlord shall be required to pay, either by way of substitution for real estate taxes or any other Imposition herein or in addition to real estate taxes or any other Imposition herein, or (b) impose an income or franchise tax or a tax on rents in substitution for or as a supplement to real estate taxes or any other Imposition herein, all such taxes, assessments, charges or fees shall be deemed to constitute Impositions herein the payment of which shall be additional rent for which Tenant shall be liable and obligated to pay, it being the intention of Landlord and Tenant that the basic rent hereunder shall be paid to Landlord absolutely net without deduction of any kind or nature whatsoever, foreseen or unforeseen, except as may otherwise be provided in this Lease.

4.4  Other Items. Tenant also agrees to pay as additional rent hereunder, for each calendar year during the term of this Lease, the following: (a) any assessments or charges that are imposed by any association and/or declaration of protective covenants affecting the development, industrial park, subdivision or any other defined area within which the Premises are located; and (b) any ad valorem taxes that hereafter may be imposed and assessed or incurred for any personal property used in connection with the building and the land, regardless of when such ad valorem taxes are payable.

4.5  Tenant's Right to Contest Impositions. Tenant shall have the right to contest the amount or validity of any Imposition herein by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying or extending Tenant's covenant to make the additional rent deposits on account of any such Impositions at the time and in the manner provided in this Section 4. However, before proceeding with any such contest, Tenant shall deposit into escrow with a third party reasonably acceptable to Landlord, as security for the payment of the amount of any such contested Imposition, money in an amount sufficient, in the reasonable judgment of Landlord, to pay said Imposition, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Premises, or any part thereof, in said legal proceedings. In the event that such monies shall be insufficient to pay said Impositions (together with any interest and penalties or other charges) in full upon the termination of such legal proceedings, Tenant shall, forthwith, pay over to the appropriate taxing authority an amount of money sufficient, together with the monies so deposited pursuant to this Section 4.5, to pay the same. Landlord shall not be required to join in any such proceeding unless it shall be necessary for it to do so in order to properly prosecute such proceedings and Landlord is fully indemnified to its satisfaction against all costs and expenses in connection therewith. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with Tenant's contest, nor to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant, and Tenant covenants to indemnify and save harmless Landlord from any such costs or expenses.

4.6  Landlord's Right to Contest Impositions. Notwithstanding anything contained in Section 4.5, Landlord shall, at all times during the term of this Lease, have the right to contest the amount or validity of any Imposition herein by appropriate legal proceedings and all fees and costs incurred by Landlord in contesting the amount or validity of any Imposition herein, whether any reduction or limitation in the amount of any such Imposition is obtained, shall be considered as part of such Imposition which Tenant shall be liable and obligated to pay to Landlord.

5. SECURITY DEPOSIT

5.1  Amount; Purpose; Application. Tenant agrees to pay Landlord a security deposit of Twenty Four Thousand One Hundred Sixty Six and 67/00 Dollars ($24,166.67). Such security deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, without any obligation on Landlord's part to pay any interest thereon. If, at any time during the term of this Lease, any basic rent, additional rent or other charges due Landlord hereunder shall be overdue and unpaid, then Landlord may, at the option of Landlord, appropriate and apply any portion of the security deposit to the payment of any such overdue rent or other charge. In addition, in the event of the failure of Tenant at any time during the term of this Lease to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then Landlord, at its option, may appropriate and apply the entire security deposit, or so much thereof as may be necessary, to compensate Landlord due to Tenant's breach. The use, application or retention of the security deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law or in equity (it being intended that Landlord shall not first be required to proceed against the security deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

5.2  Obligation to Replenish. Should the entire security deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue basic rent, additional rent or other charges due and payable to Landlord by Tenant hereunder or to compensate Landlord for loss or damage sustained by Landlord due to Tenant's breach hereunder, then Tenant shall, upon Landlord's demand, forthwith remit to Landlord a sufficient amount to restore the security deposit to the original sum deposited. Tenant's failure to so restore the security deposit within five (5) days after receipt of such demand shall constitute a breach of this Lease.

5.3  Return. Landlord agrees that if, upon the expiration of the term of this Lease, Tenant is not in default under any of the terms, covenants and conditions herein, Landlord shall, within thirty (30) days from the date Tenant surrenders possession of the Premises to Landlord return to Tenant the security deposit or such portion thereof as remains with Landlord on the date thereof. In no event will the security deposit be deemed to constitute, nor be used by Tenant to pay, the final month's or months' basic rent. In the absence of evidence satisfactory to Landlord of permitted assignments of the right to receive the security deposit, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant's interest in this Lease or the security deposit. In such event, upon the return of the security deposit, or the remaining balance thereof, to the original Tenant, Landlord shall be completely relieved of liability with respect to the security deposit.

5.4  Transfer of Deposits by Landlord. Tenant acknowledges that Landlord has the right to transfer its interest in the Premises, and in this Lease and Tenant agrees that in the event of any such transfer, Landlord shall have the right to transfer the security deposit to the transferee. Upon such transfer, Landlord shall thereby be released from all liability or obligation to Tenant for the return of such security deposit and Tenant agrees to look solely to such transferee for the return of the security deposit.

6. CONDITION OF PREMISES

Except as provided for in Section 15 herein, Tenant's taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that the Premises or such portion thereof, as the case may be, were in good order and satisfactory condition when Tenant took possession and that all work done on the Premises, pursuant to the terms hereof, if any, has been completed to Tenant's satisfaction.

7. INSURANCE

7.1  Landlord's Property and Casualty Coverages. During the entire term of this Lease, Tenant shall, at Tenant's sole cost and expense, maintain in full force and effect property and casualty insurance policy for the full replacement value of the Premises and building in which the Premises are located (which replacement value shall be established by Landlord from time to time during the term of this Lease) under a so-called "all risks" type of policy which shall include coverage for but not limited to, fire and lightning, extended coverage, vandalism, malicious mischief, flood and earthquake and such other coverages as Landlord shall elect to include in its reasonable discretion.

7.2  Tenant's Property and Casualty, Liability and Business Interruption Coverages. During the entire term of this Lease, Tenant shall, at Tenant's sole cost and expense, maintain in full force and effect each of the following types of insurance policies:

(a) Property and casualty insurance policy for the full replacement value of all of Tenant's personal property, trade fixtures and equipment under a so-called "all risks" type of policy which shall include coverage for but not limited to, fire and lightning, extended coverage, vandalism, malicious mischief, flood and earthquake; and

(b) Commercial general liability insurance policy, the limits of coverage for which shall be a combined single limit of not less than $1,000,000.00.

7.3  Companies; Forms. All policies of insurance (other than liability insurance) shall be kept in full force and effect continuously throughout the term of this Lease, shall be written and issued by companies authorized to do business in the State of Connecticut, and shall be in form and substance reasonably acceptable to Landlord and the mortgagee, if any, of the fee interest.

7.4  Persons and Interests Insured. The named insured in all policies of insurance shall be Tenant, Landlord, and the mortgagee, if any, of the fee interest, or such other persons as Landlord or such mortgagee shall from time to time require.

7.5  Cancellation Notices. All policies of insurance carried by Tenant shall contain provisions that the same shall not be canceled, terminated, or changed without at least thirty (30) days prior written notice to Tenant, Landlord and the mortgagee, if any, of the fee interest.

7.6  Evidence of Insurance. Standard certificates of all insurance policies required to be carried by Tenant shall be deposited with Landlord together with satisfactory evidence of payment in full of all premiums therefore prior to possession of the Premises by Tenant, or upon request by Landlord, duplicate originals of each such policy. Standard certificates of renewal of all policies of insurance, or upon request by Landlord, duplicate originals of each such policy, shall be deposited with Landlord not less than thirty (30) days prior to the expiration of the original policies of insurance or the immediately preceding renewal policies, as the case may be.

8. TENANT=S REPRESENTATION AND WARRANTY OF AUTHORITY

Tenant represents and warrants to Landlord that Tenant has full power, authority and capacity to execute and deliver this Lease, and that Tenant has taken all necessary corporate action to authorize the signatory below to execute this Lease on behalf of Tenant.

9. UTILITIES

Tenant agrees to pay or cause to be paid all charges for gas, water (including user charges imposed by any law, ordinance or regulation for the treatment and disposal of sewage, industrial wastes and other wastes in connection with Tenant's use of the Premises) electricity, light, heat or power, telephone or other communication service (including fire alarm and snow removal services) used, rendered or supplied upon or in connection with the Premises throughout the term of this Lease.

10. RIGHTS RESERVED TO LANDLORD

Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business (all claims for damage being hereby released) and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for set-offs, or abatement of rent:

(a) If Tenant vacates or abandons the Premises, at any time thereafter, to decorate, remodel, alter, repair or otherwise prepare the Premises for re-occupancy;

(b) To exhibit the Premises to others and to display "for rent" signs on the Premises during the last ninety (90) days of the Lease term and to exhibit the Real Estate to others and to display "for sale" signs on the Real Estate at all times during the Lease term; and

(c) At any time or times, to make, at its own expense (except as otherwise provided herein), repairs, alterations, additions and improvements, structural or otherwise, in or to the Premises, and to perform any acts related to the safety, protection or preservation thereof, and during such operations to take into and through the Premises, all material and equipment required for such operations, provided that Landlord shall cause as little inconvenience or annoyance to Tenant as is reasonably necessary in the circumstances.

11. REPAIRS AND MAINTENANCE

11.1  Landlord's Obligations. Except as otherwise noted in this Section 11.1, Landlord shall, at Landlord's sole cost and expense, make all capital repairs and replacements required to be made to (a) the roof, exterior walls and foundation of the building that is now part of the Premises or that may hereafter be constructed and become part of the Premises, or (b) the heating, cooling, ventilating, and all other mechanical equipment; the water, sewer, plumbing, and electrical systems; provided, however, that Landlord's obligation herein shall not extend to any damage, disrepair or replacement caused or required by Tenant's neglect or fault, which damage, disrepair or replacement shall be repaired by Landlord and charged to Tenant as additional rent. The provisions of this Section 11.1 shall not apply, however, in the event of and to the extent of any damage or destruction by fire or other casualty or a taking by condemnation by any competent authority, in which events the obligation of Landlord shall be controlled as hereinafter otherwise provided in this Lease. Except as provided in this Section 11.1, Landlord shall not be obligated to make repairs, replacements, or improvements of any kind upon the Premises whether such repairs, replacements, or improvements to the Premises are interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, all of which repairs, replacements, or improvements shall be the responsibility of Tenant as provided in this Lease. Notwithstanding any of the foregoing provisions of this Section 11.1 to the contrary, if structural repairs become necessary during the Lease term because of the application to the business carried on by Tenant of any law, ordinance, rule or regulation of any regulatory body, or because of any act or default on the part of Tenant, or because Tenant has overloaded any electrical or other system in the building, Tenant shall make such structural repairs at its sole cost and expense, after first obtaining Landlord=s written approval of the plans and specifications and furnishing such indemnification against liens, costs, damages and expenses as Landlord may reasonably require.

11.2  Tenant's Obligations. Excepting as provided in Section 11.1 above, Tenant agrees, at its sole cost and expense at all times during the term of this Lease and such further time as Tenant occupies the Premises or any part thereof:

(a) To maintain in good order, repair and condition the entire Premises, promptly making all necessary repairs, interior and exterior, structural (except as provided in Section 11.1 above), and nonstructural, ordinary and extraordinary, foreseen and unforeseen, including, but without limiting the generality of the foregoing, repairs to but not replacements of: the roof; the heating, cooling, ventilating, and all other mechanical equipment; the water, sewer, plumbing, and electrical systems; the driveways, parking areas, and all other areas of the Premises; and

(b) To make all repairs to the Premises required by any law or ordinance or any order or regulation of any public authority, or fire underwriters or underwriters' fire prevention engineers relating to the use of the Premises by Tenant; to keep the Premises equipped with all safety appliances required because of Tenant's use; and to procure any licenses and permits required and otherwise comply with the orders and regulations of all governmental authorities relating to the use of the Premises by Tenant.

12. ALTERATIONS BY TENANT

12.1  Landlord's Consent Required. Tenant shall not make any alterations in or additions to the Real Estate ("Alterations") having a cost in excess of the amount of $20,000.00 on an aggregate basis during any single Lease year without Landlord's advance written consent in each and every instance having been first obtained, which written consent shall not be unreasonably withheld or delayed. If Landlord consents to such Alterations, before commencement of the work or delivery of any materials onto any part of the Premises, Tenant shall furnish Landlord with plans and specifications and permits necessary for such Alterations, all in form and substance satisfactory to Landlord. Landlord may impose such further conditions with respect to any Alterations as Landlord deems reasonably appropriate, including without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work. All Alterations shall be installed in a good and workmanlike manner and only new high-grade materials shall be used. All Alterations, whether temporary or permanent in character and whether made or paid for by Landlord or Tenant, shall, without compensation to Tenant, become Landlord's property upon installation on the Premises and shall be relinquished to Landlord in good condition, ordinary wear excepted, at the termination of this Lease by lapse of time or otherwise.

12.2  Tenant's Indemnification; Contractor's Insurance. Tenant agrees to hold Landlord harmless from any and all liabilities, costs and expenses of every kind and description (including, but not limited to, reasonable attorneys' fees and costs) which may arise out of or be connected in any way with any Alterations. Tenant shall furnish Landlord with standard certificates of insurance from all contractors performing labor or furnishing materials in connection with such Alterations, insuring Landlord against any and all liabilities which may arise out of or be connected in any way with such Alterations.

12.3  Approved Contractors; Payments; Lien Waivers. The work necessary to make such Alterations shall be done at Tenant's expense by contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall promptly pay to Tenant's contractors, as the case may be, when due, the cost of all such work. Upon completing any alterations, Tenant shall furnish Landlord with contractors' and subcontractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used therein or therefore, all in form and substance satisfactory to Landlord.

12.4  Compliance With Legal and Insurance Requirements. All Alterations shall comply with all insurance requirements applicable to the Real Estate, and with all ordinances, statutes and regulations of all governmental bodies, departments or agencies having jurisdiction over the Real Estate. Tenant shall permit Landlord to review and observe construction operations in connection with Alterations, if Landlord requests to do so, provided that Landlord shall have no duty to so review or observe.

13. RETURN OF PREMISES

13.1  Tenant's Obligations. At the termination of this Lease by lapse of time or otherwise:

(a) Tenant shall return the Premises in as good condition as when Tenant took possession except for ordinary wear and as otherwise provided in this Lease;

(b) Tenant shall remove any and all trade fixtures, equipment and personal property belonging to Tenant and signs installed on the Premises by Tenant during the term of this Lease; and

(c) All installations, additions, hardware, non-trade fixtures and improvements, temporary or permanent, in or upon the Premises, except movable furniture and equipment belonging to Tenant, whether placed there by Tenant or Landlord, shall be Landlord's property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant.

Tenant's security deposit shall stand to secure Tenant's obligation to so restore and return the premises and to so remove the signs and other items which Tenant is required or Landlord directs Tenant to remove pursuant hereto, and Landlord shall not be obligated to return such security deposits to Tenant until the same are removed or restored in accordance with this provision.

13.2  Failure to Remove Trade Fixtures and Personal Property. All trade fixtures, equipment and personal property belonging to Tenant and not removed from the Premises within sixty (60) days after the termination of this Lease and not required by Landlord to have been removed as provided herein shall be conclusively presumed to have been abandoned by Tenant and title thereto shall pass to Landlord under this Lease as by a Bill of Sale.

14. TENANT'S USE OF PREMISES

14.1  Uses Permitted. Tenant shall occupy and use the Premises continuously during the term hereof for the following purpose specified: operation of the business sold pursuant to the Asset Purchase Agreement and any other related or incidental business, and any activity necessary, convenient or useful to such businesses.

14.2  Rules and Regulations. Tenant agrees to observe the following covenants and to comply with all rules and regulations that Landlord may hereafter from time to time make for the Premises:

(a) Tenant shall not make or permit to be made any use of the Premises which, directly or indirectly, is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property, or which may invalidate or increase the premium cost of any policy of insurance relating to the Premises or the use thereof; and

(b) Tenant shall not sell or offer to sell or permit to be sold or offered for sale in or about the Premises, any alcoholic or other intoxicating beverage.

15. ENVIRONMENTAL COMPLIANCE AND INDEMNITY

15.1  Compliance With Legal Requirements. During the entire term of this Lease (including any period of time Tenant occupies any part of the Premises prior to the commencement date of the term of the Lease), Tenant shall fully and strictly comply with all federal, state and local laws, ordinances, rules and regulations now or at any time hereafter in effect which regulate, relate to or impose liability or standards of conduct concerning any Hazardous Substances (as such term is hereafter defined), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act but expressly excluding any Landlord obligations under applicable environmental, health and safety laws (collectively, the "Environmental Laws") and which directly or indirectly affect Tenant's business and Tenant's use of the Premises, and Tenant shall not permit the Premises to contain, be used to store or otherwise used to handle Hazardous Substances except where stored in sealed containers and in quantities normally associated with Tenant's business conducted on the Premises or for office maintenance and cleaning and, in those instances, the Hazardous Substances shall be handled or stored in compliance with all Environmental Laws. Tenant acknowledges that its compliance shall include, by way of illustration and not by way of limitation, the completion and timely filing of all reports and statements required pursuant to any Environmental Laws and the payment of all charges, fees and costs that may be assessed or imposed from time to time in connection therewith. However, Tenant=s obligations under this Section 15 in no way alters, nor is Tenant assuming, any obligations of Landlord under the Connecticut Hazardous Waste Establishment Act, as amended, by virtue of entering into this Lease or as a result of a sale of the Premises during the Lease term.

15.2  Environmental Assessments. Landlord at any time and from time to time, during the entire term of the Lease, including any extensions or renewals thereof, may at its option (but without any obligation to Tenant to do so) cause any environmental test, inspections or evaluations of the Premises which Landlord may deem necessary in connection with Tenant's business and Tenant's use of the Premises. The selection of the person, firm or entity retained to complete such tests, inspections or evaluations shall be within the reasonable discretion of Landlord and all costs and expenses in connection therewith shall be paid for by Landlord. In connection therewith, Tenant shall permit Landlord and its environmental consultants or inspectors to have access to the Premises at all reasonable times following reasonable notice which shall be at least two (2) business days, and Tenant shall make available to Landlord or to any such environmental consultant or inspector any information reasonable requested regarding the nature of any Hazardous Substances used, stored or otherwise present at the Premises in connection with Tenant's business and use of the Premises.

15.3  Disposals or Releases of Hazardous Substances. By entering into this Lease, Tenant in no way assumes responsibility or liability for any releases or disposals of Hazardous Substances or conditions that do or may violate Environmental Laws or give rise in any way to liability or responsibility for response costs at on, about or affecting the premises prior to the Commencement Date. In order to establish a baseline for environmental conditions and possible liability or responsibility for Hazardous Substances disposals or releases or conditions that do or may violate Environmental Laws or give rise to liability or responsibility for response costs, existing or occurring on or prior to the Commencement Date, Landlord shall prior to the Commencement Date, at a cost to be equally shared with the Tenant (subject to a maximum cost to the Tenant of $30,000 for Tenant's one-half of such expenses), professionally seal or cause to be professionally sealed all of the exposed cracks and other breaches in any exposed area of the manufacturing floor space, and cause all floor drains not connected to a wastewater system, if any, to be permanently closed or plugged. As of the Commencement Date, Landlord and Tenant agree that if Hazardous Substance disposals or releases are found to be under the floor or building structure, then a presumption will exist that such Hazardous Substances were disposed or released prior to the Commencement Date and Tenant shall have no liability or responsibility whatsoever for same. This presumption can be set aside only by clear and convincing evidence that Tenant or its agents caused or contributed to such disposal or releases. After the Commencement Date, if any environmental test, inspection or evaluation completed in connection with Tenant's business or Tenant's use of the Premises discloses a disposal, release, threatened release or the presence of Hazardous Substances on, over, under, from or affecting the Premises in violation of any Environmental Laws which has been caused or permitted by, attributed or related to or otherwise arising out of the use or occupancy of the Premises by Tenant or by anyone acting by, through or under Tenant, including, without limitation, any of Tenant's agents, employees, invitees, licensees, subtenants or assignees (in each case giving effect to the presumptions stated above) that requires cleanup or any other remedial action, Tenant shall, at Tenant's sole cost and expense, immediately cause such cleanup or any such remedial action to be completed to the extent necessary to return the Premises to its prior state and in accordance with and to the extent required by all applicable Environmental Laws and any orders and directives of any federal, state or local government authorities charged with responsibility or authority pursuant to any Environmental Laws; and Tenant's failure to do so shall entitle Landlord to cause such cleanup or remedial action to be conducted, and Tenant shall, immediately upon demand by Landlord, pay to Landlord all costs and expenses paid or incurred by Landlord as a result thereof, including, but not limited to, the test, inspection or evaluation that disclosed the violation of Environmental Laws.

15.4  Remedial Work. Should a release of any Hazardous Substances onto or from the Premises occur as a result of any intentional or unintentional act or omission on the part of Tenant or any other person, Tenant shall immediately notify Landlord thereof and, if such release is due to any act or omission of Tenant or of any of Tenant's employees, agents, invitees, licensees, subtenants or assignees, as soon as possible thereafter Tenant shall conduct and complete or cause to be conducted or completed any and all necessary corrective action in accordance with and to the extent required by all applicable Environmental Laws and any orders or directives of any federal, state or local government authorities charged with responsibility or authority pursuant to such Environmental Laws.

15.5  Indemnification. (a) Tenant agrees to hold Landlord, its officers, directors, agents, employees and their respective agents, harmless from and indemnified against all claims, penalties, fines, liabilities, settlements, damages and costs (including, but not limited to, reasonable attorneys' and other consultants' fees, investigation or laboratory fees, court costs and litigation expenses) arising out of, or as a result of (a) the presence, disposal, release or threatened release of any Hazardous Substances on, over, under, from or affecting the Premises or the land caused or permitted by, attributed or related to the use and occupancy of the Premises by Tenant or by anyone acting by, through or under Tenant, including without limitation any of Tenant's employees, agents, invitees, licensees, subtenants or assignees (in each case giving effect to the presumptions stated in Section 15.3 herein); (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to any such presence, disposal, release or threatened release of any Hazardous Substances; (c) any violation of or failure to comply with any Environmental Laws or any orders, requirements or demands of any governmental authorities which are based upon or are related to such presence, disposal, release or threatened release of any Hazardous Substances arising out of the use and occupancy of the Premises by Tenant; or (d) Tenant's failure to comply with any of the requirements of this Section 15.

(b) Landlord agrees to hold Tenant, its officers, directors, agents, employees and their respective agents, harmless from and indemnified against all claims, penalties, fines, liabilities, settlements, damages and costs (including, but not limited to, reasonable attorneys' and other consultants' fees, investigation or laboratory fees, court costs and litigation expenses) arising out of, or as a result of (a) the presence, disposal, release or threatened release of any Hazardous Substances on, over, under, from or affecting the Premises or the land prior to the Commencement Date; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to any such presence, disposal, release or threatened release of any Hazardous Substances; (c) any violation of or failure to comply with any Environmental Laws or any orders, requirements or demands of any governmental authorities which are based upon or are related to such presence, disposal, release or threatened release of any Hazardous Substances prior to the Commencement Date; or (d) Landlord's failure to comply with any of the requirements of this Section 15.

15.6  Hazardous Substances Defined. For purposes of this Section 15, the term "Hazardous Substances" shall mean and include (a) any asbestos-containing building materials, lead paint, radon, urea formaldehyde foam insulation, PCBs in transformers; (b) petroleum products; (c) any waste, substance, material, pollutant or contaminant defined as hazardous or toxic in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, or the Resource Conservation Recovery Act, as the same may heretofore or hereafter be amended; and (d) any waste, substance, material, pollutant or contaminant either (i) defined as hazardous or toxic in (or for purposes of) any other Environmental Laws now or at any time hereafter in effect or (ii) the presence, disposal, release or threatened release of which on, onto or from any premises (including the Premises) is governed by any other applicable Environmental Laws.

16. INDEMNITY

Tenant agrees to hold Landlord, its officers, directors, contractors, agents and employees harmless from and indemnified against all claims, liability and costs (including, but not limited to, reasonable attorneys' fees and costs) for injuries to persons and damage to, or the theft, misappropriation or loss of, property arising from occurrences in or about the Premises caused, in whole or in part, by the act, omission or negligence of Tenant, its contractors, agents, employees or visitors.

17. DAMAGE BY FIRE OR OTHER CAUSE

17.1  Complete Destruction; Landlord's Right to Terminate. In the event the Premises are rendered wholly untenantable by fire or other cause, which fire or other cause is not a result of Tenant's negligence, Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the date of such fire or other cause, in which case, the basic rent and additional rent and any other charges shall be apportioned on a per diem basis and paid to the date of such fire or other cause; provided, however, in the event the Premises are rendered wholly untenantable by fire or other cause as a result of Tenant's fault or neglect, then and in such event, Tenant shall not be released from any of its obligations hereunder (including, without limitation, its duty to repair the Premises and its liability to Landlord for damages caused by such fire or other cause). If, however, neither Landlord nor Tenant elect to exercise its rights to terminate the Lease, Landlord shall repair and restore the Premises with due diligence at Landlord's expense subject, however, to (i) reasonable delays for insurance adjustments, and (ii) delays caused by reasons beyond Landlord's control.

17.2  Partial Damage; Obligations to Repair. In the event the Premises are partially damaged by fire or other cause, which fire or other cause is not a result of Tenant's fault or negligence, but are not rendered wholly untenantable, Landlord shall repair and restore the Premises with due diligence at Landlord's expense, subject, however, to (i) reasonable delays for insurance adjustment, and (ii) delays caused by reasons beyond Landlord's control; provided, however, that in the event the Premises are partially damaged by fire or other cause as a result of Tenant's fault or neglect, then and in such event Landlord shall have no obligation to repair or restore the Premises or any part thereof and Tenant shall not be released from any of its obligations hereunder (including, without limitation, its duty to repair the Premises and its liability to Landlord for damages caused by such fire or other cause).

18. CONDEMNATION

18.1  Complete Taking. If the whole of the Premises or Real Estate are taken or condemned by any competent authority for any public or quasi-public use or purpose, or if any part of the Premises is taken or condemned by any competent authority for any public or quasi-public use or purpose and such taking would prevent or materially interfere with Tenant's use of the Premises for the purposes for which the Premises are then being used, the term of this Lease shall end upon, and not before, the date when the possession of the Premises so taken shall be required for such use and purpose. In such event, the current basic rent and additional rent and any other charges shall be apportioned as of the date of such termination.

18.2  Partial Taking. If part of the Premises or Real Estate shall be taken by any competent authority for any public or quasi-public use or purpose and this Lease is not terminated as provided in 18.1 above, the term of this Lease shall not terminate, but the current basic rent and additional rent and any other charges payable during the then unexpired portion of the term of this Lease shall be reduced in the same proportion that Tenant's use of the Premises is prevented by such taking. Landlord shall restore the Premises or Real Estate, as the case may be, to a condition as near to the condition that the Premises were immediately prior to such taking as is reasonably feasible considering all of the then existing circumstances.

18.3  Allocation of Award. Tenant shall have no right to any apportionment of or share in any condemnation award or judgment for damages caused by or resulting from any taking or condemnation of the Premises or Real Estate, whether partial or complete, and Landlord shall be entitled to the whole of such award or judgment. Notwithstanding the foregoing, Tenant shall be permitted to file its own separate claim for the unamortized value of Tenant's leasehold improvements, if any, to the extent that Landlord has not contributed to the cost thereof, plus the value of its trade fixtures, equipment and personal property and the cost of moving the same from the Premises; provided, however, that Tenant's claim for any one or more of the foregoing items or damages must be separately identified and not a part of and included in the condemnation award or judgment to Landlord and shall not be permitted to reduce Landlord's award.

19. LANDLORD'S RIGHTS AND REMEDIES

19.1  Tenant's Bankruptcy. If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy or insolvency act shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Tenant insolvent or unable to pay Tenant's debts, or Tenant makes an assignment for the benefit of its creditors, or a trustee or receiver is appointed for Tenant or for the major part of Tenant's property, then to the extent such election is permitted by law and is not unenforceable under applicable Federal bankruptcy laws, Landlord may elect, but is not required, with or without notice of such election and with or without entry or other action by Landlord, to terminate this Lease.

19.2  Defaults by Tenant. If Tenant defaults in the payment of basic rent or additional rent or any other charges due Landlord and such default continues for seven (7) or more days after written notice from Landlord to Tenant, or if Tenant defaults in the prompt and full performance of any other provision of this Lease and Tenant does not cure the default within thirty (30) days after written demand by Landlord that the default be cured (or such longer period as is reasonably necessary to cure such default, provided Tenant is proceeding to cure such default with reasonable diligence), unless the default involves a hazardous condition, which shall be cured forthwith upon Landlord's demand, or if the leasehold interest of Tenant is levied upon under execution or is attached by process of law, or if Tenant abandons the Premises, then and in any such event Landlord may, if Landlord so elects but not otherwise, with or without notice of such election and with or without any demand whatsoever, either terminate this Lease and Tenant's right to possession of the Premises or, without terminating this Lease, terminate Tenant's right to possession of the Premises. An election by Landlord to terminate Tenant's right to possession of the Premises without terminating the Lease shall not preclude a subsequent election by Landlord to terminate the Lease.

19.3  Surrender of Possession. Upon termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord. Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event, with or without process of law, and to repossess Landlord of the Premises as of Landlord's former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer or conversion of property and without relinquishing Landlord's rights to the basic rent, additional rent or any other charges due Landlord, or any other right given to Landlord hereunder or by operation of law. Tenant expressly waives the service of any demand for the payment of any basic rent, additional rent or any other charges hereunder or for possession and the service of any notice of Landlord's election to terminate this Lease or to re-enter the Premises, including any and every form of demand and notice prescribed by any statute or other law, and agrees that the simple breach of any covenant or provision of this Lease by Tenant shall, of itself, without the service of any notice or demand whatsoever, constitute a forcible detainer by Tenant of the Premises within the meaning of the statutes of the State of Connecticut.

19.4  Landlord's Rights After Termination of Lease or Tenant's Right to Possession.

(a) Upon termination of this Lease as provided in Sections 19.1 and 19.2 herein, Tenant shall pay to Landlord forthwith without demand or notice the sum of the following:

(1) All rent, additional rent and other payments accrued to the date of such termination and a proportionate part of the rent otherwise payable for the month in which such termination occurs;

(2) The costs of performing all covenants of Tenant relating to the condition of the Premises during the term, such costs to be deemed prima facie to be the costs estimated by a reputable architect or contractor selected by Landlord or the amounts actually expended or incurred thereafter by Landlord;

(3) The reasonable attorney's fees incurred by Landlord in connection with Tenant=s default under this Lease; and

(4) Indemnity payments. The term Aindemnity payments@ as used in this Lease shall mean all the rent, additional rent and other payments reserved under this Lease which would have become due and owing thereunder from time to time during the unexpired term, less, to the extent not previously deducted or credited, the rent, additional rent and other payments actually collected and allocable to the Premises or to the portions thereof relet by Landlord, and plus, to the extent not previously charged, the reasonable costs and expenses, including but not limited to reasonable attorneys= and brokers= fees and expenses, paid or incurred by Landlord in connection with:

(a) Obtaining possession of the Premises.

(b) Removal and storage of Tenant=s property.

(c) Reletting the whole or any part of the Premises (which reletting may be for a period or periods of time less than the unexpired term hereof or extending beyond the term hereof.).

Such costs and expenses shall be deemed prima facie to be the amounts therefor invoiced to Landlord or actually expended or incurred therefor by Landlord. Notwithstanding any provision in this Lease to the contrary, in the event Tenant defaults in the performance of any of its obligations in this Lease, Landlord agrees to use commercially reasonable efforts to mitigate its damages, including, without limitation, reletting the Premises as soon as possible.

Tenant shall, without prior demand or notice, make indemnity payments monthly in arrears with respect to such portion thereof as includes rent (as distinguished from additional rent and other payments) and upon the respective dates provided therefor in the Lease with respect to additional rent and other payments. Landlord may sue for all such indemnity payments as they accrue without waiting until the date fixed in the Lease as the expiration date thereof.

(b) After entry into possession without termination of the Lease, Landlord, if and to the extent required by law, may relet the Premises or any part thereof for the account of Tenant to any person, firm or corporation other than Tenant for such rent, for such time and upon such terms as Landlord, in Landlord's sole discretion, shall determine. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed necessary or desirable by Landlord. Tenant shall, upon demand, pay the cost thereof, together with Landlord's expenses of the reletting. If the consideration collected by Landlord upon any reletting of the Premises for Tenant's account is not sufficient to pay monthly the full amount of the basic rent and additional rent and any other charges reserved in this Lease, together with the cost of repairs, alterations, additions, redecorating and Landlord's other costs and expense of regaining possession and reletting the Premises, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand. Landlord agrees to use commercially reasonable efforts to mitigate its damages suffered as a result of Tenant=s default hereunder.

19.5  Removal of Tenant's Property. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant's risk, cost and expense, and Landlord shall not be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the term shall be conclusively presumed to have been abandoned by Tenant.

19.6  Equitable Relief. If Tenant violates any of the terms and provision of this Lease or defaults in any of its obligations hereunder, other than the payment of basic rent, additional rent or any other charges payable hereunder, such violation may be restrained or such obligation enforced by injunction or other equitable action.

19.7  No Waivers. No delay or omission of the right to exercise any power by Landlord shall impair any such right or power, nor shall any such delay or omission be construed as a waiver of any default or as acquiescence therein. No waiver by Landlord of any default of Tenant shall be implied to affect, and no express waiver shall affect, any default other than the default specified in such waiver and that only for the time and to the extent therein stated. No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit or final judgment for possession shall reinstate, continue or extend the term of this Lease or affect any such notice, demand, suit or judgment. The various rights and remedies of Landlord contained in this Lease are reserved to Landlord and shall not be considered as exclusive of any other right or remedy, but shall be construed as cumulative and shall be in addition to every other remedy available to Landlord whether now or at any time hereafter existing at law, in equity, or by statute.

19.8  Landlord's Right to Perform Tenant's Obligations. If at any time during the term of this Lease:

(a) Any damage to the Premises results from any act, omission or neglect of Tenant or of Tenant's contractors, agents or employees (and Tenant fails to repair the same as required in this Lease), Landlord may, at Landlord's option, repair such damage and Tenant shall reimburse Landlord, upon demand, for the total cost of such repairs in excess of the amount, if any, paid to Landlord under insurance, if any, covering such damage; or

(b) Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, at Landlord's option, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith Landlord may pay expenses and employ counsel.

19.9  Landlord's Expenses. All sums paid by Landlord and all costs, charges and expenses incurred by Landlord in connection with (a) the exercise of any of the Landlord's rights under this Lease, (b) the enforcement of Tenant's obligations hereunder, or any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to be involved or concerned (including, but not limited to, reasonable attorneys' fees and costs and interest and penalties for unpaid Impositions or other charges required to be paid or reimbursed by Tenant) shall be payable upon demand, together with interest thereon at the rate of two percent (2%) over the per annum prime rate or corporate base rate announced from time to time by a Chicago bank selected by Landlord from the date such sum was paid or such charge, cost or expense was incurred. Landlord shall have the same rights and remedies for the nonpayment of any such costs, charges and expenses as in the case of default in the payment of basic rent and additional rent or other charges hereunder.

20. HOLDING OVER

If Tenant retains possession of the Premises or any part thereof after the termination of this Lease by lapse of time or otherwise, Tenant shall pay Landlord, in order to compensate Landlord for Tenant's wrongful withholding of possession, and during such time as Tenant remains in possession, an amount calculated at double the rate of basic rent in effect immediately prior to such termination, plus any additional rent and additional charges determined to be due pursuant hereto.

21. LANDLORD'S TITLE

Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

22. QUIET ENJOYMENT

So long as Tenant observes and performs its covenants and agreements hereunder, Tenant shall, at all times during the term, peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord, its successors or assigns.

23. ASSIGNMENT AND SUBLETTING

Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) suffer to occur or permit to exist any assignment of this Lease, or any lien upon Tenant's interest, voluntarily, involuntarily or by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any person other than Tenant and its employees. Landlord's consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting or transfer.

24. MORTGAGES AND SECURITY INTERESTS

24.1  Lease Subordinate. This Lease is subject and subordinate to the lien of any present and future mortgages and security interests, now and hereafter in force against the Premises and to all renewals, modifications, consolidations, replacements and extensions of such mortgages or security interests and to all advances made or hereafter to be made upon the security of such mortgages and security interests. Tenant agrees to promptly execute such further instruments as shall be reasonably requested by Landlord in confirmation of such subordination.

24.2  Attornment. Tenant covenants and agrees that, in the event any proceedings are brought for the foreclosure of any mortgages or security interests, then at the option of any purchaser at a foreclosure sale or under a deed in lieu of foreclosure (to be evidenced by written notice or election to Tenant), Tenant will attorn to such purchaser and recognize such purchaser as the landlord under this Lease to the same extent as the original landlord named hereunder. While this provision shall be self-executing and shall not require any further writing to be effective, Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any such holder, any instrument which, in the reasonable judgment of Landlord, may be necessary or appropriate in any of such events to evidence such attornment. Tenant further waives the provisions of any statute or rule of law, now and hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is brought or such ground or underlying lease is terminated.

25. ESTOPPEL CERTIFICATE

Tenant agrees that, from time to time upon not less than ten (10) days prior notice by Landlord, Tenant will deliver to Landlord or to such other person or persons as Landlord shall designate in such notice, a statement in writing certifying (to the extent the following statements are true and correct at such time) (a) that this Lease is unmodified and in full force and effect, and contains the full agreement between Landlord and Tenant (or, if there have been modifications or additional agreements, that the Lease is in full force and effect as modified and identifying the modifications thereof or additional agreements), (b) the dates to which the basic rent, additional rent and other charges due under this Lease have been paid, and (c) that, insofar as Tenant knows, Landlord is not in default under any provision of this Lease and has performed all of the obligations to be performed by Landlord to date (or, if Tenant has knowledge of any default by Landlord or of any unperformed obligation by Landlord, a statement of the nature thereof).

26. BROKERAGE

Landlord and Tenant represent and warrant to each other that they have had no dealings with any broker or agent in connection with this Lease and both Landlord and Tenant hereby agree to hold harmless and indemnify each other from and against all claims for costs (including reasonable attorneys' fees), expense or liability for any compensation, commissions and charges claimed by any other broker or agent who claims to have dealt with the other of them with respect to this Lease or the negotiation thereof.

27. NOTICES

Any notice or demand from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (by registered or certified mail) or sent by nationally recognized overnight courier delivery service, in any case, addressed, if to Tenant, at the address of Tenant set forth hereinabove with a courtesy copy to: Schiff Hardin & Waite, 6600 Sears Tower, Chicago, IL 60606, Attention: Gary Mowder, Esq.), or such other address as Tenant shall have last designated by notice in writing to Landlord; and, if to Landlord, to the place then established for the payment of rent, or such other address as Landlord shall have last designated by notice in writing to Tenant. Notices shall be deemed to have been given, in the case of personal delivery, on the date of delivery; in the case of mailing, on the date which is three days after the date mailing thereof; and in the case of courier delivery service, on the day after the date of deposit for delivery with said courier delivery service.

28. TENANT'S RIGHT OF FIRST OFFER/REFUSAL

28.1  Right of First Offer. If Landlord at any time during the term of this Lease determines it wishes to sell or otherwise transfer the Real Estate, Landlord must first provide Tenant with a notice ("Notice of Sale") of the proposed terms under which Landlord intends to offer the Real Estate for sale or upon which Landlord intends to accept an offer for purchase, including purchase price, closing date and other material business terms. Tenant shall have thirty (30) days following the date of Landlord's Notice of Sale within which to give a notice ("Notice of Purchase") to Landlord of Tenant's election to purchase the Real Estate upon all of the terms set forth in the Notice of Sale. In the event Tenant does provide Landlord with a Notice of Purchase, then Landlord shall sell the Real Estate to Tenant upon the terms set forth in the Notice of Sale (and at the purchase price set forth in the Notice of Sale) and such other terms and conditions as are set forth in the Chicago Title Insurance Company (Form B) Real Estate Sales Contract (for commercial or industrial properties) or such other similar standard form of agreement as may be then in use in the Hartford, CT metropolitan area, except that any such form agreement shall be modified to provide that (x) in the event of a default by either party thereunder, the non-defaulting party shall be entitled to pursue any and all of its legal and equitable remedies, and (y) Landlord's conveyance of the Premises shall be by special warranty or trustee's deed, as appropriate. Any sale by Landlord to Tenant pursuant to this Section 28.1 or Section 28.2 below shall be "as is" and Landlord shall not be required to make any representation or warranty whatsoever as to the condition of the Real Estate or as to any other matter. If Tenant has not given Landlord a Notice of Purchase during the thirty-day period referred to above, Tenant's rights under this Section 28.1 shall be deemed waived and of no further force or effect and Landlord shall be free to sell or otherwise transfer the Real Estate to any third party on the same terms contained in the Notice of Purchase. If Landlord and such third party fail to execute a valid and enforceable contract for the sale of the Premises on the same terms contained in the Notice of Sale within one hundred eighty (180) days of the Notice of Purchase or if Landlord enters into such contract with such third party and fails to consummate the sale , then Tenant=s right of first offer under this Section 28.1 shall automatically be reinstated.

28.2  Exempted Sales or Transfers. Notwithstanding the provisions of Sections 28.1: (x) Landlord shall, at all times after having given a Notice of Sale to Tenant, be entitled to offer the Real Estate for sale or to solicit offers to purchase the Real Estate, subject to Tenant's rights hereunder, whether such offer is for a sale by means of a deed given pursuant to an outright sale, articles of agreement for deed, a Landlord-financed sale with a purchase money mortgage or otherwise; and (y) Tenant's right of first offer to purchase the Real Estate in accordance with Section 28.1 shall not apply to any sale or other transfer of all or any portion of the Premises or the Real Estate by Landlord to any affiliate of Landlord or to any shareholder or shareholders of Landlord (or if Landlord is a Trustee, to any shareholder or shareholders of any corporate beneficiary of said Trustee).

29. SUCCESSORS AND ASSIGNS

29.1  Binding Nature. The covenants, agreements and obligations herein contained, except as herein otherwise provided, shall bind, extend to and inure to the benefit of Landlord and Tenant and their respective successors and assigns, but nothing contained in this Section 29.1 shall be deemed or construed to release Tenant from its obligation under Section 23 to first obtain Landlord's written consent to any assignment or sublease.

29.2  Transfer by Landlord. In the event of any transfer of the interest of Landlord in the Premises, Landlord shall be relieved and fully released of and from all covenants, agreements and obligations of Landlord contained in this Lease.

30. GENERAL PROVISIONS

30.1  No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party, to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that no provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

30.2.  Complete Agreement. All negotiations, considerations, representations and understandings between Landlord and Tenant with respect to the subject matter of this Lease are incorporated herein and may be modified or altered only by an agreement in writing between Landlord and Tenant.

30.3  Severability; Governing Law. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The laws of the State of Connecticut shall govern the validity, performance and enforcement of this Lease.

30.4  Headings. The headings contained herein are for convenience only, and shall not be used to define, explain, modify or aid in the interpretation or construction of the contents.

30.5  Plurals; Grammatical Changes. The words "Landlord" and "Tenant" wherever used in this Lease shall be construed to mean "Landlords" or "Tenants" in all cases where there is more than one landlord or tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

30.6  Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to be "conditions" if Landlord so elects as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

30.7 No Set-Off. Tenant shall not have any right of setoff or any similar remedy under this Lease against Landlord arising as a result of any alleged breach by Landlord as seller under the Purchase Agreement with Tenant, as purchaser. Tenant and Landlord both agree that the provisions of the Purchase Agreement shall control with respect to any alleged breaches thereunder, and that the provisions of this Lease shall control with respect to any alleged breaches hereunder.

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* * SIGNATURES BEGIN ON THE FOLLOWING PAGE * *

IN WITNESS WHEREOF, Landlord and Tenant have, respectively, caused these presents to be signed as of the day, month and year first above written.

LANDLORD:

THE J.M. NEY COMPANY,

a Delaware corporation

By:

Name:

Its:

ATTEST:

By:

Name:

Its: Secretary

TENANT:

DERINGER MFG. COMPANY,

an Illinois corporation

By:

Name:

Its:

ATTEST:

By:

Name:

Its: Secretary

EXHIBIT "A"

Legal Description of Real Estate

LEASE AGREEMENT

BETWEEN

J.M. NEY COMPANY,

AS LANDLORD,

AND

DERINGER MFG. COMPANY,

AS TENANT,

FOR

PREMISES LOCATED AT

2 Douglas Street

Ney Industrial Park

Bloomfield, Connecticut 06002

DATED: ______________ ___, 2002

TERM: 8 years

COMMENCING: ______________ ___, 2002

EXPIRING: ______________ ___, 2010

TABLE OF CONTENTS

1. PREMISES - 1 -

1.1 Identification of Premises - 1 -

2. TERM - 1 -

2.1 Term - 1 -

2.2 Definition of "Term" - 1 -

3. BASIC RENT - 2 -

3.1 During Term - 2 -

3.2 Partial Months - 2 -

3.3 No Set-Off - 2 -

3.4 Late Payment Charge - 2 -

4. ADDITIONAL RENT - 2 -

4.1 Impositions - 2 -

4.2 Proration for Lease Years Not Coinciding With Tax Years - 3 -

4.3 Other Taxes - 3 -

4.4 Other Items - 3 -

4.5 Tenant's Right to Contest Impositions - 3 -

4.6 Landlord's Right to Contest Impositions - 4 -

5. SECURITY DEPOSIT - 4 -

5.1 Amount; Purpose; Application - 4 -

5.2 Obligation to Replenish - 4 -

5.3 Return - 4 -

5.4 Transfer of Deposits by Landlord - 5 -

6. CONDITION OF PREMISES - 5 -

7. INSURANCE - 5 -

7.1 Landlord's Property and Casualty Coverages - 5 -

7.2 Tenant's Property and Casualty, Liability and Business Interruption Coverages - 5 -

7.3 Companies; Forms - 5 -

7.4 Persons and Interests Insured - 6 -

7.5 Cancellation Notices - 6 -

7.6 Evidence of Insurance - 6 -

8. TENANT=S REPRESENTATION AND WARRANTY OF AUTHORITY - 6 -

9. UTILITIES - 6 -

10. RIGHTS RESERVED TO LANDLORD - 6 -

11. REPAIRS AND MAINTENANCE - 7 -

11.1 Landlord's Obligations - 7 -

11.2 Tenant's Obligations - 7 -

12. ALTERATIONS BY TENANT - 8 -

12.1 Landlord's Consent Required - 8 -

12.2 Tenant's Indemnification; Contractor's Insurance - 8 -

12.3 Approved Contractors; Payments; Lien Waivers - 8 -

12.4 Compliance With Legal and Insurance Requirements - 8 -

13. RETURN OF PREMISES - 8 -

13.1 Tenant's Obligations - 8 -

13.2 Failure to Remove Trade Fixtures and Personal Property - 9 -

14. TENANT'S USE OF PREMISES - 9 -

14.1 Uses Permitted - 9 -

14.2 Rules and Regulations - 9 -

15. ENVIRONMENTAL COMPLIANCE AND INDEMNITY - 9 -

15.1 Compliance With Legal Requirements - 9 -

15.2 Environmental Assessments - 10 -

15.3 Disposals or Releases of Hazardous Substances - 10 -

15.4 Remedial Work - 11 -

15.5 Indemnification - 11 -

15.6 Hazardous Substances Defined - 11 -

16. INDEMNITY - 12 -

17. DAMAGE BY FIRE OR OTHER CAUSE - 12 -

17.1 Complete Destruction; Landlord's Right to Terminate - 12 -

17.2 Partial Damage; Obligations to Repair. - 12 -

18. CONDEMNATION - 12 -

18.1 Complete Taking - 12 -

18.2 Partial Taking - 13 -

18.3 Allocation of Award - 13 -

19. LANDLORD'S RIGHTS AND REMEDIES - 13 -

19.1 Tenant's Bankruptcy - 13 -

19.2 Defaults by Tenant - 13 -

19.3 Surrender of Possession - 14 -

19.4 Landlord's Rights After Termination of Lease or Tenant's Right to Possession - 14 -

19.5 Removal of Tenant's Property - 16 -

19.6 Equitable Relief - 16 -

19.7 No Waivers - 16 -

19.8 Landlord's Right to Perform Tenant's Obligations - 16 -

19.9 Landlord's Expenses - 17 -

20. HOLDING OVER - 17 -

21. LANDLORD'S TITLE - 17 -

22. QUIET ENJOYMENT - 17 -

23. ASSIGNMENT AND SUBLETTING - 17 -

24. MORTGAGES AND SECURITY INTERESTS - 18 -

24.1 Lease Subordinate - 18 -

24.2 Attornment - 18 -

25. ESTOPPEL CERTIFICATE - 18 -

26. BROKERAGE - 18 -

27. NOTICES - 18 -

28. TENANT'S RIGHT OF FIRST OFFER/REFUSAL - 19 -

28.1 Right of First Offer - 19 -

28.2 Exempted Sales or Transfers - 19 -

29. SUCCESSORS AND ASSIGNS - 20 -

29.1 Binding Nature - 20 -

29.2 Transfer by Landlord - 20 -

30. GENERAL PROVISIONS - 20 -

30.1 No Partnership - 20 -

30.2. Complete Agreement - 20 -

30.3 Severability; Governing Law - 20 -

30.4 Headings - 20 -

30.5 Plurals; Grammatical Changes - 20 -

30.6 Covenants and Conditions - 20 -

30.7 No Set-Off. . - 20 -

Exhibit "A" Legal Description of Real Estate

Exhibit "B" Portion of Real Estate Comprising the Premises

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